UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )   *

KLX Inc.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
482539103
(Cusip Number)
January 16, 2015
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 29 Pages
Exhibit Index Found on Page 28

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 674,850
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 674,850
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 674,850
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 2 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,106,938
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,106,938
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,106,938
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 3 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 186,450
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 186,450
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 186,450
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 4 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 161,700
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 161,700
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 161,700
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 5 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,207,892
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,207,892
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,207,892
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 6 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 70,127
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 70,127
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,127
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 7 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital AA Investors, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 199,293
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 199,293
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 199,293
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 8 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 67,750
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 67,750
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 67,750
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

Page 9 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,607,250
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,607,250
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,607,250
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 10 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Farallon AA GP, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 199,293
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 199,293
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 199,293
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 11 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 12 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 13 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Daniel J. Hirsch
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS David T. Kim
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 15 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 16 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 17 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 18 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 19 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 20 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS John R. Warren
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 21 of 29 Pages

13G
CUSIP No. 482539103

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 3,675,000 Shares, which is 7.0% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,675,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,675,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,675,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.0%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Page 22 of 29 Pages

Item 1. Issuer

    (a)           Name of Issuer:

KLX Inc. (the “Company”)

    (b)           Address of Issuer’s Principal Executive Offices:

1300 Corporate Center Way, Suite 200
Wellington, FL 33414-2105

Item 2. Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

    This statement relates to shares of Common Stock, par value $0.01 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is 482539103.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

    This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it;

(vi)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it; and

(vii)	Farallon Capital AA Investors, L.P., a Delaware limited partnership (“FCAAI”), with respect to the Shares held by it.

Page 23 of 29 Pages

    FCP, FCIP, FCIP II, FCIP III, FCOI II, FCAMI and FCAAI are together referred to herein as the “Farallon Funds.”

The Management Company

(viii)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by one or more accounts (the “Managed Accounts”), each as managed by the Management Company.

The Farallon General Partner

(ix)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCAAI General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds.

The FCAAI General Partner

(x)	Farallon AA GP, L.L.C., a Delaware limited liability company (the “FCAAI General Partner”), which is the general partner of FCAAI, with respect to the Shares held by FCAAI.

The Farallon Managing Members

(xi)
The following persons, each of whom is a managing member of both the Farallon General Partner and the Management Company and a manager of the FCAAI General Partner, with respect to the Shares held by the Farallon Funds and the Managed Accounts:  Michael B. Fisch (“Fisch”), Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), David T. Kim (“Kim”), Monica R. Landry (“Landry”), Michael G. Linn (“Linn”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), Andrew J. M. Spokes (“Spokes”), John R. Warren (“Warren”) and Mark C. Wehrly (“Wehrly”).

    Fisch, Fried, Hirsch, Kim, Landry, Linn, Patel, Roberts, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

    The citizenship of each of the Farallon Funds, the Management Company, the Farallon General Partner and the FCAAI General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c),
Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Page 24 of 29 Pages

    Not applicable.

Item 4. Ownership

    The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

    The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be a beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCAAI General Partner, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds.  The FCAAI General Partner, as general partner of FCAAI, may be deemed to be a beneficial owner of all such Shares owned by FCAAI. The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company and managers of the FCAAI General Partner, with the power to exercise investment discretion, may each be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds and the Managed Accounts.  Each of the Management Company, the Farallon General Partner, the FCAAI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5. Ownership of Five Percent or Less of a Class

    Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

    Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being
Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8. Identification and Classification of Members of the Group

    The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9. Notice of Dissolution of Group

    Not applicable.

Item 10. Certification

Page 25 of 29 Pages

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 26 of 29 Pages

SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 26, 2015

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.,
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON AA GP, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL AA INVESTORS, L.P.
By Monica R. Landry, Manager

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Michael B. Fisch, Richard B. Fried, Daniel J. Hirsch, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

    The Power of Attorney executed by each of Fisch, Fried, Hirsch, Kim, Linn, Patel, Roberts, Spokes, Warren and Wehrly authorizing Landry to sign and file this Schedule 13G on his or her behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on August 26, 2014 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings Inc., is hereby incorporated by reference.

Page 27 of 29 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 28 of 29 Pages

EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

    The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 26, 2015

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON AA GP, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL AA INVESTORS, L.P.
By Monica R. Landry, Manager

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Michael B. Fisch, Richard B. Fried, Daniel J. Hirsch, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

Page 29 of 29 Pages